Exhibit 3.45

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPT HOLDINGS, INC.

ARTICLE ONE

The name of the corporation (which is hereinafter referred to as the “Corporation”) is OPT Holdings, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 160 in the City of Dover, County of Kent, 19904.  The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE FOUR

The total number of shares of capital stock which the Corporation has authority to issue is 1,000 consisting of Common Stock, $0.01 par value per share.

ARTICLE FIVE

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to alter the By-laws of the Corporation, subject to the terms and conditions of such By-laws.  Elections of directors need not be by written ballot.

ARTICLE SIX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.  Any repeal or modification of this Article Six by the stockholders of the

Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE SEVEN

Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the Delaware General Corporation Law as it may be in effect from time to time.

ARTICLE EIGHT

The Corporation expressly elects not to be governed by §203 of the Delaware General Corporation Law.

ARTICLE NINE

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed to this Corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, subject to the manner now or hereafter prescribed by statute and the provisions of this Certificate of Incorporation, and all rights conferred upon the stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

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